Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into, effective as of June 5, 2006 (the “Effective Date”), by and between CALLWAVE, INC., a California corporation (the “Company”), and C. STEPHEN CORDIAL (“Employee”), with reference to the following facts:

RECITALS:

The Company previously employed Employee as Chief Financial Officer pursuant to that certain Amended and Restated Employment Agreement dated effective August 15, 2005 (the “Prior Agreement”), and the parties have agreed to execute this Agreement in order to amend and restate the Prior Agreement and to memorialize the terms and conditions on which the Company hereafter shall employ Employee.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	POSITION AND DUTIES

1.1 POSITION AND TITLE. The Company hereby hires Employee to serve as the Senior Vice President for Business Strategy of the Company.

(a) LIMITS ON AUTHORITY. Employee shall perform his duties as Senior Vice President for Business Strategy of the Company pursuant to this Agreement, in compliance with applicable law and consistent with such budgets as the Company’s Board of Directors adopts and modifies from time to time.

(b) REPORTING AND RESPONSIBILITY. Employee shall report to the Company’s Chief Executive Officer or his designee, and shall consult with such individual from time to time during the term fo this Agreement regarding strategic business strategy for the Company.

1.2 ACCEPTANCE. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee’s ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3 BUSINESS TIME. Employee shall devote his exclusive business time to the performance of his duties under this Agreement.

1.4 LOCATION. Employee shall perform his duties under this Agreement from the Company’s principal offices in Santa Barbara, California. Employee acknowledges and agrees that from time to time he may be required to travel (at the cost and expense of the Company) to other locations outside of Santa Barbara, California, in order to discharge his duties under this Agreement.

1.5 TERM. Subject to such sooner termination pursuant to Section 3, below, the term of this Agreement shall be the six-month period commencing on the Effective Date and expiring on December 5, 2006.

2.	COMPENSATION. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1 SALARY. The Company shall pay to Employee an annual salary in the amount of Two Hundred Seventy-five Thousand Dollars ($275,000.00) (“Base Compensation”), payable in equal periodic installments in accordance with the Company’s regular payroll practices in effect from time to time.

2.2 FRINGE BENEFITS/VACATION. In each period of twelve (12) consecutive months of employment during the term of this Agreement, Employee shall accrue paid vacation in an amount equal to the greater of three (3) weeks or the period for which Employee is eligible under the Company’s vacation pay policy. Employee shall be eligible for such other fringe benefits as are provided to the Company’s employees generally from time to time.

2.3 REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for authorized expenses incurred by Employee in the performance of his duties, provided that such expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement.

2.4 BUSINESS TRAVEL. In the event Employee is required to travel in connection with the performance of his duties under this Agreement, Employee shall be permitted to fly business-class only for any flight segments exceeding three (3) consecutive hours.

2.5 COMPANY CREDIT CARD AND PARKING EXPENSES. The Company shall (a) provide Employee with a Company credit card which shall be used by Employee in connection with Company travel, entertainment, and other Company matters (including but not limited to the purchase of fuel for Employee’s automobile), and (b) payment of all parking fees incurred by Employee for parking at the Company’s offices.

2.6 ANNUAL ALLOWANCE. The Company shall provide Employee with an annual allowance in the amount of Three Thousand Dollars ($3,000), which Employee may use for the cost of professional training and education.

3.	TERMINATION

3.1 DEFINITIONS. For purposes of this Agreement, the term:

(a) “DATE OF TERMINATION” shall mean the date specified in the Notice of Termination (as defined below).

(b) “MISCONDUCT” shall mean (i) the willful and repeated failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties and provides fourteen (14) days for Employee to cure, or (ii) Employee’s willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes hereof, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.

(c) “NOTICE OF TERMINATION” shall mean a written notice that sets forth in reasonable detail the reason for termination of Employee’s employment.

3.2 TERMINATION BY COMPANY. The Company may terminate this Agreement as of the Date of Termination:

(a) FOR MISCONDUCT. At any time for Misconduct. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Misconduct unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board, finding that Employee has engaged in “Misconduct” (as defined above), provided, however, that if at such time Employee is a member of the Board of Directors, he shall abstain from voting with respect to any matter relating to termination of his employment. Upon termination for Misconduct, the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, and shall not be obligated to pay any additional amounts to Employee hereunder.

(b) OTHER THAN MISCONDUCT. At any time other than for Misconduct. Employee’s employment is at will and the Company may terminate this Agreement and Employee’s employment upon delivery of a Notice of Termination (or as of such subsequent date as is specified therein) for any reason or no reason. However, in the event that Employee’s employment is terminated other than by reason of his Misconduct, then in addition to all accrued and unpaid wages due to Employee for periods ended on or prior to the effective date of the termination, the Company shall pay to Employee the Base Compensation that Employee would have earned hereunder during the remainder of the six-month term of this Agreement (as set forth in Section 1.5, above) following the Date of Termination.

3.3 TERMINATION BY EMPLOYEE. Employee may resign from employment and terminate this Agreement at any time. Upon any resignation by Employee hereunder, the Company shall pay to Employee all accrued and unpaid wages due to Employee for periods ended on or prior to the effective date of the termination, and the Company shall not be obligated to make any further payments to Employee hereunder.

3.4 MITIGATION. Employee shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, self employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Employee to the Company, or otherwise. No amounts payable to Employee under any plan or program of the Company shall reduce or offset any amounts payable to Employee under this Agreement.

3.5 DEFERRAL IN COMMENCEMENT PER IRC § 409A. Notwithstanding the foregoing provisions of this Section 3, to the extent required to avoid the imposition of any excise or penalty tax pursuant to or other violation of the rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the commencement of payment of any severance consideration pursuant to this Section 3 following the date as of which Employee’s employment with the Company is terminated for any reason (such date, the “termination date”) shall be delayed for six (6) months following such termination date.

4.	MISCELLANEOUS

4.1 NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address or facsimile number appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 4.1.

4.2 EFFECT ON OTHER REMEDIES. Nothing in this Agreement is intended to preclude, and no provision of this Agreement shall be construed to preclude, the exercise of any other right or remedy which the Company may have by reason of Employee’s breach of his obligations under this Agreement.

4.3 ARBITRATION. Except for a dispute in which any party is seeking the exercise of the equitable powers of a court, all disputes arising under this Agreement shall be resolved by arbitration in Santa Barbara, California, before a single arbitrator under the rules then obtaining of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable. The decision of the arbitrator shall be final and binding, and judgment thereon may be entered in a court of competent jurisdiction.

4.4 BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

4.5 GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California, without regard to conflict of law principles. Each party consents to the jurisdiction of the courts of the State of California for the purposes of construing or enforcing this Agreement. Subject to the arbitration provisions of Section 4.3, above, the parties agree that the exclusive venue for all such disputes shall be the Superior Court in and for the County of Santa Barbara, California, sitting in the City of Santa Barbara, California, and hereby waive all arguments and claims that such forum is inconvenient or otherwise inappropriate.

4.6 SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

4.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on all the signatories.

4.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes and replaces the Prior Agreement and all other prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, except the Mutual Nondisclosure Agreement by and between Employee and the Company and any stock option agreements by and between Employee and the Company (which Mutual Nondisclosure Agreement and each such stock option agreement shall remain in full force and effect), and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date set forth above.

“COMPANY:”	“EMPLOYEE:”

CALLWAVE, INC., a California corporation

By
David F. Hofstatter, President and CEO	C. Stephen Cordial

Date	Date

Address, Facsimile No. and Email for Notices	Address, Facsimile No. and Email for Notices:

136 West Canon Perdido Street	31704 Saddletree Drive
Santa Barbara, California 93101	Westlake Village, California 91361

Facsimile No.: (805) 690-4211	Facsimile No.: (805)